Exhibit 10.164

Lisa B. Peters Senior Executive Vice President

December 15, 2008

Via Hand Delivery

Mr. Robert P. Kelly

Aim No. 102-1000

Dear Bob:

Effective February 13, 2006 you and Mellon Financial Corporation entered into a Letter Agreement which set forth the understanding between you and Mellon with respect to your compensation and benefits related to your employment. This Letter Agreement was amended on December 22, 2006 as a part of the Amendment to Agreements in contemplation of the merger of Mellon Financial Corporation and The Bank of New York Company, Inc., and on October 24, 2008 as a part of The Bank of New York Mellon Corporation’s participation in the United States Department of Treasury’s TARP Capital Purchase Program. Upon further review of your Letter Agreement, as amended, an additional amendment is necessary prior to year end to comply with Internal Revenue Code Section 409A (Section 409A).

By way of background, Section 409A requires that all documentation of deferred compensation arrangements subject to Section 409A must reflect the applicable requirements of Section 409A by no later than December 31, 2008. Accordingly, all such documentation must include the appropriate time and method for paying such deferred compensation.

Failure to comply with Section 409A (including failure to properly document the arrangement by December 31, 2008) will subject the employee to a 20% additional tax penalty, as well as underpayment interest on, the deferred compensation amount. Additionally, such deferred compensation amount will be included in the employee’s current taxable gross income even if it has not yet been received.

The following new language shall be added to the second paragraph of your Letter Agreement:

Base salary shall be payable on regularly scheduled payroll dates and in accordance with Mellon’s standard payroll practices, and any bonus will be payable in accordance with the terms, including time and form of payment, and conditions of the underlying bonus program.

Additionally, the penultimate sentence of the fourth paragraph of your Letter Agreement, which originally read as set forth in italics, shall be and hereby is deleted in its entirety and shall have no further force and effect:

Prior to payment of any amounts described in this paragraph, you agree to execute a general release and waiver, substantially in the form attached as Exhibit B of all claims you may have against Mellon and its directors, officers and affiliates.

Human Resources

One Mellon Center, 7th Floor, Pittsburgh, PA 15258

T 412 234 8254 lisa.peters@bnymellon.com

Via Hand Delivery

Mr. Robert P. Kelly

Aim No. 102-1000

The following new language shall be added in place of the deleted language. For sake of convenience, additions are shown in bold type, but deletions are not shown:

Payment of any amounts described in this paragraph are conditioned upon, within a 60 day period beginning upon your termination, your execution of a general release and waiver, substantially in the form attached as Exhibit B of all claims you may have against Mellon and its directors, officers and affiliates, and the revocation period set forth in the release having expired. Payment of any amounts paid pursuant to the Change in Control Agreement shall be payable in accordance with the terms, including the time and form of payment, and conditions of such Change in Control Agreement. Vesting and exercisability of any equity awards shall be governed by the terms and conditions of the underlying plan and equity award agreement. Payment of any other amounts shall be payable in a lump sum within 60 days following your separation from service; provided, however, if you are Specified Employee under Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) upon your separation from service and Mellon determines that it is necessary or appropriate for any payments, including benefits listed on Exhibit A or otherwise which cannot be provided on a nontaxable basis, to be delayed in order to avoid additional tax, interest and/or penalties under Code Section 409A, then the payments and benefits would not be made before the date which is the first day following the six (6) month anniversary of the date of your separation from service.

Additionally, enumerated item 4 of Exhibit A to your Letter Agreement, titled “Supplemental Retirement Benefit”, shall be amended as provided in attached.

Yours sincerely,

The Bank of New York Mellon Corporation

By:
Name:	Lisa B. Peters
Title:	Senior Executive Vice President

Intending to be legally bound, I agree with and accept the forgoing terms on the date set forth below.

Robert P. Kelly

12/15/08
Date: